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                                                                   EXHIBIT 10.15

                      AMENDMENT TO DISTRIBUTION AGREEMENT

     WHEREAS, Curtis Circulation Company ("Curtis") and Publisher (as hereinafter defined) entered into that certain Distribution Agreement, dated September 19, 1977 (as thereafter amended, modified and supplemented, the "Distribution Agreement"); and

     WHEREAS, on December 17, 1992, Curtis and General Media Publishing Group, Inc. entered into a letter agreement (the "Letter Agreement") relating to, among other things, the payment of interest by Publisher on certain amounts due under the Distribution Agreement; and

     WHEREAS, on February 28, 1995, Curtis and Omni Publications International, Ltd., Longevity International, Ltd. and General Media International, Inc. ("GMII") entered into an Overadvance Agreement (the "Overadvance Agreement"); and

     WHEREAS, Curtis and Publisher intend, among other things, to (i) reaffirm and restate certain terms and conditions of the Distribution Agreement, the Overadvance Agreement and the Letter Agreement, (ii) extend the term of the Distribution Agreement and (iii) enact certain additional modifications to the terms and conditions of the Distribution Agreement, and the Overadvance Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1. Parties. The first unnumbered paragraph of the Distribution Agreement is hereby amended in its entirety to read as follows:

                    Between CURTIS CIRCULATION COMPANY, 433
          Hackensack Avenue, Hackensack, New Jersey 07601 (hereinafter


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          called "Curtis"); and PENTHOUSE INTERNATIONAL, LTD., FORUM
          INTERNATIONAL, LTD., FOUR WHEELER PUBLISHING, LTD., PENTHOUSE LETTERS, LTD., OMNI PUBLICATIONS INTERNATIONAL, LTD., VARIATIONS INTERNATIONAL, LTD., GIRLS OF PENTHOUSE PUBLICATIONS, INC., LONGEVITY INTERNATIONAL, LTD., HOT TALK PUBLICATIONS, LTD., STOCK CAR RACING PUBLISHING, LTD; SUPER STOCK AND DRAG ILLUSTRATED PUBLISHING, LTD. and OPEN WHEEL PUBLISHING, LTD., each having an office at 277 Park Avenue, New York, New York, 10172-0003 (collectively, "Publisher").

          2. The Distribution Agreement. The terms and conditions of the Distribution Agreement, as amended herein, shall be in full force and effect for the territories of the United States of America and Canada. To the extent that any provision of the Distribution Agreement and the Overadvance Agreement shall be in conflict with one or more of the provisions of the Amendments to those agreements (the "Amendments"), the provision(s) of these Amendments shall control in all respects.

          3. The Overadvance and Letter Agreements. The terms and conditions of the Overadvance Agreement and the Letter Agreement shall remain in full force and effect, with the following modifications: the Overadvance Agreement shall be hereby modified and amended by the deletion of the following language: "or (iii) a sale of the stock or the titles of OMNI and/or LONGEVITY." which language appears on the second page of the Letter Agreement at the end of the third full paragraph in the letter. In addition, the word "or" shall be inserted between the phrases "(i) a public offering or private sale of stock, "or" (ii) notice of termination of the Distribution Agreement..."


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     4.   Term; Renewal.  (a) The term of the Distribution Agreement shall be for a period of ten (10) years from the date hereof, covering all issues of the Publications (as hereinafter defined) with "On-Sale Dates" within such period.

          (b) The Distribution Agreement shall be automatically renewable for additional one (1) year terms, unless advance written notice of termination is given by either party to the other at least one (1) year prior to the commencement of the following renewable term.

     5. Overadvance. Upon execution of this Amendment, Curtis shall advance to Publisher the sum of $3.0 million, as an overadvance (the "Overadvance") pursuant to section 11 of the Distribution Agreement, against all amounts due or which may become due, to Publisher from Curtis under the terms of the Distribution Agreement. The obligation of Publisher to repay the Overadvance shall be reduced and forgiven over the term of the Distribution Agreement (as amended hereby) at a rate of $300,000 per year for a period of ten (10) years from the date hereof. Upon the termination of the Distribution Agreement for any reason at any time prior to Nov. 8, 2005, or the occurrence of an event of default that entitles Curtis to terminate the Distribution Agreement, any portion(s) of the Overadvance for which Publisher's obligation to repay has not been reduced and forgiven shall be deemed to be an overpayment within the meaning of Section 11 of the Distribution Agreement, and Curtis may exercise any and all rights set forth in Section 11 of the Distribution Agreement against Publisher, including rights of offset, recoupment and deduction, for all such portion(s) of the Overadvance as of the date of such

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termination. Should OMNI or LONGEVITY Magazine be closed or sold during the term of this Agreement, the Agreement shall terminate as it pertains to those magazines without any requirement of partial or complete repayment by Publisher.

                  6. Publications. Curtis is the exclusive distributor in the Untied States of America and Canada of all publications published by Publisher and shall be the exclusive distributor for Publications which may be hereafter acquired or published by Publisher, and which are placed on sale during the term of the Distribution Agreement (collectively, the "Publications").

                  7. Competing Periodicals. Section 18 of the Distribution Agreement shall be, and hereby is, omitted and eliminated in its entirety.

                  8. Cure Period. Notwithstanding anything to the contrary contained in the Distribution Agreement, upon the occurrence and continuance of an event of default under the Distribution Agreement by Curtis for a period of one hundred eighty (180) days, Publisher shall have the right (but not the obligation) to terminate the Distribution Agreement upon thirty (30) days written notice to Curtis; provided, however, that if Publisher fails to give written notice to Curtis of the occurrence of an event of default within ninety
(90) days of such occurrence, such event of default shall be deemed waived and Publisher shall have no right to terminate the Distribution Agreement as a result of such event of default.

                  9. Sale of Publications. (a) If Publisher wishes to sell, assign, transfer or otherwise dispose of its interest in any Publication(s) to any third party at any time during the term of the Distribution Agreement other than OMNI or LONGEVITY magazines, it shall comply with the terms and provisions of this paragraph 9.

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               (b) It shall be a condition to any such disposition that such third party shall enter into a new distribution agreement with Curtis for such Publication(s) (each, a "New Agreement"), and Curtis agrees that it will enter into such New Agreement with such third party, which such New Agreement shall be on the same terms and conditions as the Distribution Agreement, and shall expire on the same date as the Distribution Agreement.

          10. New Entities. Any new entity that is now or hereafter formed, purchased or otherwise acquired by GMII, General Media, Inc. or any of their respective subsidiaries or affiliates for the purpose of publishing one or more Publications shall be deemed to be a Publisher within the meaning of the Distribution Agreement, as amended hereby, and shall be bound by the terms and conditions thereof and hereof.

          11. Overseas Distribution. (a) Publisher represents and warrants that it has the right to terminate its distribution agreement (the "Worldwide Agreement") with Worldwide Media Service, Inc. ("Worldwide"), which agreement provides for the overseas distribution of certain Publications. At the option of Curtis, which option may be exercised in its sole and absolute discretion on or prior to December 1, 1998, Curtis shall have the right to direct Publisher to give to Worlwide, on or prior to December 31, 1998, notice of the termination of the Worldwide Agreement.

               (b) Subsequent to the termination of the Worldwide Agreement pursuant to this paragraph 11, Curtis shall distribute the Publications covered by the Worldwide Agreement pursuant to the terms of the Distribution Agreement. Subsequent to the termination of the Worldwide Agreement for any other reason, Curtis shall have the option, in its sole and absolute

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discretion, to distribute the Publications covered by the Worldwide Agreement pursuant to the terms of the Distribution Agreement.

               (c) Publisher represents and warrants that, in the event of

Publisher's termination of the Worldwide Agreement, a cancellation (or other similar) payment shall be due and owing to Worldwide. If Curtis shall exercise its option to distribute the Publications covered by the Worldwide Agreement,

Curtis hereby agrees to reimburse Publisher for any such cancellation (or other similar) payment made by Publisher as a result of a termination of the

Worldwide Agreement, in an amount not to exceed $500,000, upon the occurrence of both of the following events: (i) evidence of the need for such cancellation payment and the amount thereof, reasonably satisfactory to Curtis and (ii)

evidence of payment by Publisher of such cancellation (or other similar)

payment.

               (d) Further, if Curtis shall exercise its option to distribute publications covered by the Worldwide Agreement, Curtis guarantees that it will abide by Publisher's galley delineating allotments to foreign customers chosen by Publisher (provided such customers are not credit risks) of (i) the following individual magazines -- PENTHOUSE, OMNI and LONGEVITY, and (ii) the following groups of magazines aggregated -- adult sophisticate magazines other than PENTHOUSE and automotive magazines. Publisher will notify Curtis within ninety days of any failure to meet the guarantee.

               (e) The parties hereto agree that, upon a breach of Publisher's obligation to give notice to Worldwide pursuant to paragraph 11(a) above,

Publisher shall pay to Curtis or Curtis may set off or recoup from any advances due Publisher under paragraph 11 of the

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Distribution Agreement the sum of $500,000 as liquidated damages and not a penalty in connection with such breach.

               (f) Publisher represents and warrants that it presently has a distribution agreement with a licensee for the distribution of certain

Publications in Australia and New Zealand. The parties hereto agree that, in the event such distribution agreement is terminated and is not replaced by a similar distribution agreement with such licensee or another licensee, Curtis shall have the option to distribute such Publications in Australia and New

Zealand pursuant to the terms of the Distribution Agreement.

          12.  No Conflicts. Publisher hereby represents and warrants that the
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execution, delivery and performance of this Amendment with not violate any provisions of any agreement or other contractual obligation of Publisher.

          13.  Entire Agreement; Binding Effect. The Distribution Agreement and
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the Overadvance Agreement, as amended by these Amendments, and the Letter

Agreement set forth the entire understanding of the parties with respect to the distribution of the Publications and shall be binding on the parties, their respective successors and assigns; and, in particular, the Distribution

Agreement shall be binding upon any transferors, successors or assigns of

Publisher who shall publish any of the Publications, it being the intent of the parties that the Distribution Agreement run with and apply to all Publications,

except as otherwise provided herein, with respect to OMNI and LONGEVITY magazines.

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     IN WITNESS WHEREOF, the parties hereto execute this agreement the 8 day of
Nov., 1995.


                                   CURTIS CIRCULATION COMPANY


                                   By:  /s/ Joseph M. Walsh, Chairman & CEO
                                       _________________________________________
                                       Joseph M. Walsh
                                       Chairman and Chief Executive Officer

                                   LONGEVITY INTERNATIONAL, LTD.
                                   PENTHOUSE INTERNATIONAL, LTD.
                                   FORUM INTERNATIONAL, LTD.
                                   FOUR WHEELER PUBLISHING, LTD.
                                   VARIATIONS INTERNATIONAL, LTD.
                                   GIRLS OF PENTHOUSE PUBLICATIONS, INC.
                                   SUPER STOCK AND DRAG ILLUSTRATED
                                     PUBLISHING, LTD.
                                   OPEN WHEEL PUBLISHING, LTD.
                                   PENTHOUSE LETTERS, LTD.
                                   OMNI PUBLICATIONS INTERNATIONAL,
                                     LTD.
                                   HOT TALK PUBLICATIONS, LTD.
                                   STOCK CAR RACING PUBLISHING, LTD.
                                   THE GENERAL MEDIA GROUP, INC.
                                   GENERAL MEDIA INTERNATIONAL, INC.
                                   GENERAL MEDIA GROUP SERVICES, INC.


                                   By:  /s/ Robert C. Guccione
                                       _________________________________________
                                       Robert C. Guccione
                                       Chairman, Group Publisher and
                                         Chief Executive Officer

                                        /s/ William F. Marlieb
                                       _________________________________________
                                       William F. Marlieb
                                       President, Publishing Group


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